Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589
Phelps Dodge Reports First Quarter Net Income of $333.8 Million, or $1.64 Per Share
(Includes Mark-to-Market Charges on Copper Price Protection Program of $1.46 Per Share
and Net Special Charges of 22 Cents Per Share);
Cash from Operating Activities of $533.3 Million

2006 First Quarter Highlights
•	First quarter net income was $333.8 million ($1.64 per share); 2005 first quarter net income was $386.7 million ($1.92 per share)

•	First quarter net income was negatively impacted by an after-tax charge of $298.4 million ($1.46 per share) for mark-to-market adjustments on 2006 and 2007 copper collars and copper put options

•	First quarter net income included after-tax, net special charges of $44.9 million (22 cents per share); 2005 first quarter net income included after-tax, net special gains of $0.1 million (see Note 1)

•	The London Metal Exchange (LME) copper price averaged $2.241 per pound in the 2006 first quarter, compared with $1.482 in the corresponding 2005 period and $1.951 in the 2005 fourth quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $2.253 per pound in the 2006 first quarter, compared with $1.468 in the corresponding 2005 period and $2.029 in the 2005 fourth quarter

•	The Metals Week Dealer Oxide mean molybdenum price averaged $22.91 per pound in the 2006 first quarter, compared with $31.31 in the corresponding 2005 period and $29.62 in the 2005 fourth quarter

•	Cash flow from operating activities was $533.3 million for the 2006 first quarter, compared with $316.1 million in the corresponding 2005 period and $470.6 million in the 2005 fourth quarter

•	Phelps Dodge completed the sales of Columbian Chemicals, North American magnet wire assets and its High Performance Conductors (HPC) business for gross cash proceeds totaling approximately $716 million, of which approximately $699 million was received in the 2006 first quarter (see Note 5)

•	Phelps Dodge contributed an additional $300 million to the trust dedicated to funding global environmental reclamation and remediation activities

Consolidated Results*

(Dollars in millions except	First Quarter
per share amounts)	2006	2005
Sales and other operating revenues	$2,224.6	1,886.5
Operating income	$574.2	535.8
Minority interests in consolidated subsidiaries	$(117.2)	(26.6)
Income from continuing operations	$350.7	377.4
Income (loss) from discontinued operations	$(16.9)	9.3
Net income	$333.8	386.7
Diluted earnings per common share**	$1.64	1.92
Cash flow from operating activities	$533.3	316.1
Capital outlays and investments	$291.7	68.3
Total debt at period end	$704.4	1,046.8
Total debt-to-capital ratio	9.6%	16.4%
Total cash at period end	$2,163.0	1,398.0

*	Columbian Chemicals’ results for all periods presented are reflected as discontinued operations, with the exception of cash flow information — see Note 5
Supplemental Data — Special Items and Provisions

(Dollars in millions except	First Quarter
per share amounts)	2006	2005
Special Items and Provisions Impacting the Consolidated Statement of Income:
Operating income	$(17.2)	0.9
Net income, after taxes and minority interests	$(44.9)	0.1
Per share**	$(0.22)	—

**	Per share data reflect the two-for-one stock split distributed March 10, 2006 — see Note 6
The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.
Live audio Webcast on April 27 at 10:30 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, April 27, 2006 — Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $333.8 million, or $1.64 per share, for the 2006 first quarter; which was negatively impacted by an after-tax charge of $298.4 million, or $1.46 per share, for mark-to-market accounting adjustments on 2006 and 2007 copper collars and copper put options that do not qualify for hedge accounting. Net income also included after-tax, net special charges totaling $44.9 million, or 22 cents per share, for the 2006 first quarter (which are summarized in Note 1). By comparison, the company reported net income of $386.7 million, or $1.92 per share, in the 2005 first quarter.
J. Steven Whisler, chairman and chief executive officer, said: “We again delivered a strong quarterly operating performance and generated robust cash flows as we continued to benefit from strong copper prices and better-than-average molybdenum prices, although our reported results were reduced significantly by mark-to-market accounting charges for our 2006 and 2007 price protection programs. We accomplished a number of important milestones during the quarter, including the sales of a substantial portion of our PDI businesses. We continued to drive our four strategic priorities for cash, including strengthening our balance sheet by funding an additional $300 million to our innovative global environmental trust and rewarding shareholders by increasing our capital return program to $2 billion.”
Sales
Consolidated sales and other operating revenues attributable to continuing operations were $2,224.6 million in the 2006 first quarter, compared with $1,886.5 million in the corresponding 2005 period. Sales during the 2006 first quarter were negatively impacted by our 2006 and 2007 copper collar price protection programs. These programs represent approximately 25 percent of our expected annual copper sales for 2006 and approximately 20 percent for 2007. As these sales do not qualify for hedge accounting treatment, the entire quantity hedged for both years must be adjusted to fair market value based on the forward curve price at March 31, 2006, and the loss recorded in revenues. The actual impact of our 2006 and 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at each respective year end, with final adjustments based on the average annual price. The approximate 75 percent of sales in 2006 and 80 percent in 2007 not covered by the copper collar price protection programs participate fully in the higher LME and COMEX copper prices.
The following table reflects the significant components of the change in revenues:

(Dollars in millions)
First Quarter
2006 vs. 2005
Higher copper realizations:
PD-produced sales	$471
Purchased sales	167
Mark-to-market adjustments on copper collars and copper put options	(338)
Other net pricing adjustments	47

347

Higher (lower) copper sales volumes:
PD-produced sales	(19)
Purchased sales	16

(3)

Lower molybdenum realizations	(72)
Higher molybdenum sales volumes	13
Higher Wire and Cable sales	53

$338

Phelps Dodge Operations:
Phelps Dodge Mining Co. (PDMC)

PDMC Results

	First Quarter
(Dollars in millions except unit prices)	2006	2005
Sales and other operating revenues	$1,903.5	1,618.1
Operating income	$606.6	550.4
Special items and provisions in operating income	$(7.6)	(5.9)
Operating income before special items and provisions	$614.2	556.3
Minority interests in consolidated subsidiaries	$(115.1)	(25.6)
Capital outlays and investments	$272.7	60.3

LME copper price (per lb.)	$2.241	1.482
COMEX copper price (per lb.)	$2.253	1.468
Metals Week molybdenum oxide price (per lb.)	$22.91	31.31
M-1 Metals Week molybdenum oxide price (per lb.)	$24.15	30.40

Copper production (own mines, in thousand tons)	304.2	311.2
Copper sales (own mines, in thousand tons)	304.5	311.2
Molybdenum production (own mines, in million lbs.)	17.2	14.7
Molybdenum sales (own mines, in million lbs.)	16.9	14.9
PDMC operating income before special items and provisions of $614.2 million for the 2006 first quarter increased $57.9 million, or 10 percent, compared with the corresponding 2005 period. The increase was primarily due to higher copper prices (approximately $471 million) and other net pricing adjustments (approximately $47 million) primarily for certain provisionally priced copper contracts at quarter end. These higher copper prices were partially offset by (i) higher adjustments for our copper collars and copper put options (approximately $338 million), (ii) higher copper production costs (approximately $86 million), (iii) higher exploration spending (approximately $14 million) primarily in Central Africa and at our U.S. mines, and (iv) lower copper sales volumes (approximately $10 million). The higher copper production costs, which exclude by-product molybdenum revenues, were primarily due to (i) higher mining rates, higher repairs and maintenance, and higher South American royalty taxes (approximately $54 million), (ii) higher energy costs (approximately $16 million) and (iii) higher smelting, refining and freight costs (approximately $16 million). Refer to Note 3 for a discussion of our 2006 and 2007 zero-premium copper collars and copper put options and the impact on the 2006 first quarter.
On April 5, 2006, the company’s board of directors approved the restart of the Climax Molybdenum Mine near Leadville, Colo., contingent upon completion of a final feasibility study and obtaining all required operating permits and regulatory approvals. A recently completed pre-feasibility study indicated the open-pit mine could annually produce 20 million to 30 million pounds of molybdenum contained in high-quality concentrates at highly competitive per-pound production costs. The restart of the Climax mine will require a capital investment of approximately $200 million to $250 million for a new, state-of-the-art concentrator and associated facilities. The mine last operated in 1995. Assuming favorable market conditions and timely receipt of permits, the company expects to have the mine in production by the end of 2009.

Phelps Dodge Industries (PDI)

PDI Results

	First Quarter
(Dollars in millions)	2006	2005
Sales and other operating revenues	$321.1	268.4
Operating income	$5.3	12.0
Special items and provisions in operating income	$(8.7)	0.4
Operating income before special items and provisions	$14.0	11.6
Minority interests in consolidated subsidiaries	$(2.1)	(1.0)
Capital outlays and investments	$2.7	2.9
PDI’s 2006 first quarter sales of $321.1 million were $52.7 million, or 20 percent, higher than sales in the 2005 first quarter, primarily resulting from increased metal prices (approximately $48 million) and higher sales volumes (approximately $38 million) primarily for energy cables and building wire in the international markets; partially offset by lower magnet wire sales (approximately $37 million) mostly due to the sale of the North American magnet wire assets in the 2006 first quarter.
PDI’s operating income decreased $6.7 million, or 56 percent, in the 2006 first quarter compared with the 2005 first quarter primarily due to higher special, net pre-tax charges ($9.1 million) primarily for the sales of the North American magnet wire assets and HPC, and lower operating earnings for magnet wire (approximately $3 million) mostly due to the sale of the North American magnet wire assets in the 2006 first quarter; partially offset by improved margins and higher sales volumes for energy cables and building wire in the international markets (approximately $5 million).
Corporate Matters
At March 31, 2006, consolidated cash (including restricted cash of $10.3 million) totaled $2,163.0 million, of which $762.8 million was held at our international operations.
The following table reflects the U.S. and international components of consolidated cash at March 31, 2006, and December 31, 2005:

(Dollars in millions)	March 31,	December 31,
	2006	2005
U.S. operations:
Phelps Dodge	$1,399.8	1,103.9
Minority participant’s share	0.4	0.4

	1,400.2	1,104.3

International operations:
Phelps Dodge	512.1	571.3
Minority participants’ share	250.7	261.9

	762.8	833.2

Total consolidated cash	$2,163.0	1,937.5

Cash provided by operating activities was $533.3 million in the 2006 first quarter, compared with $316.1 million in the corresponding 2005 period. The $217.2 million increase, or 69 percent, for 2006 primarily reflected higher earnings (approximately $401 million), exclusive of minority interests, depreciation, special items and provisions, and unrealized losses on copper collars and copper put options; partially offset by payments for realized losses on the 2005 copper collars (approximately $187 million).
The company’s total debt at March 31, 2006, was $704.4 million, compared with $694.5 million at December 31, 2005. The company’s ratio of debt to total capitalization was 9.6 percent at both March 31, 2006, and December 31, 2005.
The company completed the following previously announced transactions:
1.	On February 10, 2006, the company completed the sale of substantially all of its North American magnet wire assets resulting in estimated sales proceeds of approximately $133 million (net of approximately $10 million in taxes and related expenses). See Note 5.

2.	On March 16, 2006, the company completed the sale of Columbian Chemicals resulting in estimated sales proceeds of approximately $595 million (including approximately $100 million of Columbian’s foreign-held cash and net of approximately $27 million in taxes and related expenses). See Note 5.

3.	On March 17, 2006, the company made a cash contribution of $300 million to the trust, established in December 2005, dedicated to funding the company’s global environmental reclamation and remediation activities. This cash contribution increased the balance of the trust to approximately $400 million.

4.	On March 31, 2006, the company completed the sale of Phelps Dodge High Performance Conductors, SC & GA, Inc. (HPC), a unit of Wire and Cable, resulting in estimated sales proceeds of approximately $47 million (net of approximately $4 million in taxes and related expenses). See Note 5.
On February 1, 2006, the company’s board of directors approved a two-for-one split of the company’s outstanding common stock in the form of a 100 percent stock dividend, which was distributed on March 10, 2006, to common shareholders of record at the close of business on February 17, 2006. The company’s common stock began trading at its post-split price at the beginning of trading on March 13, 2006.
On March 3, 2006, the company paid a special, pre-split cash dividend of $4.00 per common share and a regular, pre-split quarterly dividend of 37.5 cents per common share (both declared on February 1, 2006). Common dividend payments for the 2006 first quarter totaled $445.2 million.
On April 5, 2006, the company’s board of directors approved an increase in the company’s shareholder capital return program to $2 billion from $1.5 billion. As part of this program, the board declared a special, post-split cash dividend of $2.00 per common share, payable on June 2, 2006, to common shareholders of record at the close of business on May 16, 2006. Following that payment, approximately $700 million under the program will remain to be returned to shareholders by the end of 2006, either through special dividends, share repurchases or a combination of the two. The timing, form and amounts of additional distributions during 2006 will depend upon market conditions and other factors. The board also increased the quarterly common stock dividend to 20 cents per common share from 18.75 cents per common share (post-split), which equates to an annual dividend of 80 cents per common share (post-split). The dividend is payable on June 2, 2006, to common shareholders of record at the close of business on May 16, 2006.

Webcast of Conference Call
The public is invited to listen to a live audio Webcast of the company’s first-quarter conference call with the financial community on Thursday, April 27, at 10:30 a.m. Eastern Daylight Time. Management plans to discuss 2006 first-quarter results and provide its outlook for the 2006 second quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.
Company Profile
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company employs 13,500 people worldwide.
This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2005.
###

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited; in millions except per share amounts)

	First Quarter
	2006	2005
Sales and other operating revenues	$2,224.6	1,886.5

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,447.4	1,181.3
Depreciation, depletion and amortization	107.0	111.8
Selling and general administrative expense	48.9	41.5
Exploration and research expense	29.9	17.0
Special items and provisions, net (see Note 1)	17.2	(0.9)

	1,650.4	1,350.7

Operating income	574.2	535.8
Interest expense	(15.8)	(22.5)
Capitalized interest	10.4	0.6
Miscellaneous income and expense, net	34.3	15.5

Income from continuing operations before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	603.1	529.4
Provision for taxes on income (see Note 2)	(135.8)	(126.1)
Minority interests in consolidated subsidiaries	(117.2)	(26.6)
Equity in net earnings (losses) of affiliated companies	0.6	0.7

Income from continuing operations	350.7	377.4
Discontinued operations:
Income (loss) from discontinued operations, net of taxes of $4.4 and $5.1, respectively (including loss on disposal of $28.8, net of tax benefit of $0.7 for 2006) (see Note 5)	(16.9)	9.3

Net income	333.8	386.7
Preferred stock dividends	—	(3.4)

Net income applicable to common shares	$333.8	383.3

Weighted average number of common shares outstanding — basic*	202.0	191.5

Basic earnings per common share:
Income from continuing operations	$1.73	1.95
Income (loss) from discontinued operations	(0.08)	0.05

Basic earnings per common share	$1.65	2.00

Weighted average number of common shares outstanding — diluted*	203.4	201.8

Diluted earnings per common share:
Income from continuing operations	$1.72	1.87
Income (loss) from discontinued operations	(0.08)	0.05

Diluted earnings per common share	$1.64	1.92

BUSINESS DIVISIONS
(Unaudited; in millions)

Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$1,903.5	1,618.1
Phelps Dodge Industries	321.1	268.4

	$2,224.6	1,886.5

Operating income (loss)
Phelps Dodge Mining Company	$606.6	550.4
Phelps Dodge Industries	5.3	12.0
Corporate and Other	(37.7)	(26.6)

	$574.2	535.8

*	Per share amounts and weighted average number of common shares outstanding reflect the two-for-one stock split distributed March 10, 2006. Refer to Note 6 for discussion of 2006 first quarter stock split.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$2,152.7	1,916.7
Restricted cash	10.3	20.8
Accounts receivable, net	1,206.6	1,028.0
Mill and leach stockpiles	58.8	36.6
Inventories	362.1	329.5
Supplies	201.1	199.7
Prepaid expenses and other current assets	119.1	83.6
Deferred income taxes	82.0	82.0
Assets held for sale	—	373.8

Current assets	4,192.7	4,070.7
Investments and long-term receivables	197.4	142.6
Property, plant and equipment, net	4,970.6	4,830.9
Long-term mill and leach stockpiles	178.2	133.3
Deferred income taxes	72.6	99.6
Goodwill	12.5	22.3
Intangible assets, net	7.4	7.5
Long-term assets held for sale	—	431.4
Trust assets	563.5	258.4
Other assets and deferred charges	360.4	361.3

	$10,555.3	10,358.0

Liabilities
Current liabilities:
Short-term debt	$27.1	14.3
Current portion of long-term debt	2.5	2.5
Accounts payable and accrued expenses	1,482.2	1,445.7
Accrued income taxes	83.8	23.6
Liabilities related to assets held for sale	—	123.2

Current liabilities	1,595.6	1,609.3
Long-term debt	674.8	677.7
Deferred income taxes	610.5	558.0
Long-term liabilities related to assets held for sale	—	61.3
Other liabilities and deferred credits	1,071.0	934.2

	3,951.9	3,840.5

Minority interests in consolidated subsidiaries	1,019.0	915.9

Shareholders’ equity*
Common shares, par value $6.25; 600.0 shares authorized; 203.7 outstanding in 2006 and 203.2 outstanding in 2005	1,273.0	635.1
Capital in excess of par value	1,342.7	1,998.8
Retained earnings**	3,067.2	3,158.8
Accumulated other comprehensive loss	(98.5)	(154.5)
Other	—	(36.6)

	5,584.4	5,601.6

	$10,555.3	10,358.0

*	Shareholders’ equity reflects the two-for-one stock split distributed March 10, 2006. Refer to Note 6 for discussion of 2006 first quarter stock split.

**	Includes cumulative effect adjustment of $19.8 million for the adoption of EITF Issue No. 04-6. Refer to Note 7 for further discussion.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2006	2005
Operating activities
Net income	$333.8	386.7
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized losses on copper collars and copper put options	392.6	55.0
Depreciation, depletion and amortization	107.2	129.4
Deferred income tax provision	28.2	24.4
Equity in net earnings (losses) of affiliated companies, net of dividends received	(0.2)	(0.1)
Special items and provisions	17.2	(0.9)
Minority interests in consolidated subsidiaries	117.6	27.0
Loss on disposition of discontinued operations	29.5	—
Changes in current assets and liabilities:
Accounts receivable	(202.6)	(137.0)
Repayment of securitized accounts receivable	—	(85.0)
Mill and leach stockpiles	(18.1)	(1.8)
Inventories	(21.0)	(17.3)
Supplies	(2.1)	(8.0)
Prepaid expenses and other current assets	(34.3)	(17.7)
Interest payable	8.2	15.2
Other accounts payable	(42.5)	(2.8)
Accrued income taxes	50.9	38.0
Realized losses on 2005 copper collars	(187.2)	—
Other accrued expenses	(27.4)	(85.1)
Other operating, net	(16.5)	(3.9)

Net cash provided by operating activities	533.3	316.1

Investing activities
Capital outlays	(291.6)	(68.2)
Capitalized interest	(10.8)	(0.8)
Investments in subsidiaries and other	(0.1)	(0.1)
Proceeds from the sale of Columbian Chemicals	520.0	—
Proceeds from the sale of Magnet Wire North America assets	135.8	—
Proceeds from the sale of HPC	43.5	—
Proceeds from asset dispositions	12.9	1.2
Restricted cash	10.5	—
Global environmental trust contribution	(300.0)	—
Other investing, net	(2.4)	(3.2)

Net cash provided by (used in) investing activities	117.8	(71.1)

Financing activities
Net increase (decrease) in short-term debt	11.2	(48.0)
Payment of debt	(2.6)	(1.0)
Common dividends	(445.2)	(24.0)
Preferred dividends	—	(3.4)
Issuance of shares, net	13.4	31.3
Debt issue costs	(1.4)	—

Net cash used in financing activities	(424.6)	(45.1)

Effect of exchange rate impact on cash and cash equivalents	9.5	(2.0)

Increase in cash and cash equivalents	236.0	197.9
Cash and cash equivalents at beginning of period	1,916.7	1,200.1

Cash and cash equivalents at end of period	$2,152.7	1,398.0

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

	First Quarter
	2006	2005
Copper production (thousand short tons):
Morenci:
Electrowon	93.9	92.1
Bagdad:
Concentrate	13.5	25.5
Electrowon	5.5	2.4
Sierrita:
Concentrate	20.0	19.5
Electrowon	1.7	2.0
Miami/Bisbee:
Electrowon	2.6	2.6
Chino/Cobre:
Concentrate	15.4	14.3
Electrowon	11.4	14.4
Tohono:
Electrowon	0.8	0.6
Tyrone:
Electrowon	7.9	10.4
Candelaria/Ojos del Salado:
Concentrate	58.5	57.3
Cerro Verde:
Electrowon	25.1	23.9
El Abra:
Electrowon	60.6	59.1
Manufacturing	1.4	0.9

Total copper production	318.3	325.0
Less 15% undivided interest at Morenci	(14.1)	(13.8)

Copper production on a consolidated basis	304.2	311.2
Less minority participants’ shares:
Candelaria/Ojos del Salado (A)	(11.7)	(10.3)
Cerro Verde (B)	(11.6)	(4.2)
El Abra (C)	(29.7)	(29.0)

Copper production on a pro rata basis	251.2	267.7

Copper sales (thousand short tons):
Total copper sales from own mines	318.6	325.0
Less 15% undivided interest at Morenci	(14.1)	(13.8)

Copper sales from own mines on a consolidated basis	304.5	311.2
Less minority participants’ shares	(50.5)	(43.8)

Copper sales from own mines on a pro rata basis	254.0	267.4

Total purchased copper	97.1	92.6

Total copper sales on a consolidated basis	401.6	403.8

Molybdenum production (million pounds):
Primary — Henderson	9.4	7.8
By-product	7.8	6.9

Total molybdenum production	17.2	14.7

Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	16.9	14.9

(A)	Reflects a 20% partnership interest in Candelaria in Chile; and a 20% equity interest in Ojos del Salado in Chile beginning December 23, 2005.

(B)	Reflects a 17.5% equity interest in Cerro Verde in Peru through May 31, 2005, and a 46.4% equity interest beginning June 1, 2005.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
1.	Special Items and Provisions
The following table summarizes special items and provisions for the first quarters ended March 31, 2006 and March 31, 2005:

(Dollars in millions except per share amounts)
	2006 First Quarter			2005 First Quarter
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share*	Pre-tax	After-tax	Share*
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(7.4)	(5.6)	(0.03)	(5.3)	(4.0)	(0.02)
Environmental insurance recoveries, net	—	—	—	(0.6)	(0.5)	—
Historical legal matters	(0.2)	(0.2)	—	—	—	—

	(7.6)	(5.8)	(0.03)	(5.9)	(4.5)	(0.02)

PDI -
Sale of North American magnet wire assets:
Gain (loss) on disposal	0.2	(1.1)	—	—	—	—
Transaction and employee-related costs	(4.7)	(3.6)	(0.02)	—	—	—
Sale of HPC:
Loss on disposal	(1.5)	(2.2)	(0.01)	—	—	—
Transaction and employee-related costs	(2.7)	(2.7)	(0.02)	—	—	—
Restructuring programs/closures	—	—	—	0.4	0.8	—

	(8.7)	(9.6)	(0.05)	0.4	0.8	—

Corporate and Other -
Environmental provisions, net	(1.4)	(1.1)	—	1.0	0.7	0.01
Environmental insurance recoveries, net	—	—	—	0.6	0.5	—
Sale of non-core real estate	0.5	0.4	—	—	—	—
Historical legal matters	—	—	—	4.8	4.5	0.02

	(0.9)	(0.7)	—	6.4	5.7	0.03

	(17.2)	(16.1)	(0.08)	0.9	2.0	0.01

Provision for taxes on income:
Foreign dividend taxes	—	—	—	—	(1.9)	(0.01)

Discontinued operations:
Loss on disposal of Columbian Chemicals	(14.8)	(14.1)	(0.07)	—	—	—
Transaction and employee-related costs	(14.7)	(14.7)	(0.07)	—	—	—

	(29.5)	(28.8)	(0.14)	—	—	—

	$(46.7)	(44.9)	(0.22)	0.9	0.1	—

*	After-tax per common share amounts reflect the two-for-one stock split distributed March 10, 2006. Refer to Note 6 for discussion of 2006 first quarter stock split.
2.	Provision for Taxes on Income
The company’s income tax provision from continuing operations for the 2006 first quarter resulted from:
•	taxes on earnings at international operations ($109.1 million), including recognition of valuation allowances ($5.3 million).

•	taxes on earnings at U.S. operations ($26.7 million), including benefits from the release of valuation allowances ($3.1 million).

The company’s income tax provision from continuing operations for the 2005 first quarter resulted from:
•	taxes on earnings at international operations ($44.0 million), including recognition of valuation allowances ($0.4 million).

•	taxes on earnings at U.S. operations ($82.1 million), including benefits from the release of valuation allowances ($21.3 million).
3.	Zero-Premium Copper Collars and Copper Put Options Purchased for Certain 2006 and 2007 Expected Production
Phelps Dodge entered into programs to protect a portion of its expected global copper production by purchasing zero-premium copper collars (consisting of put options and call options) and copper put options. The copper collars and copper put options are settled on an average LME pricing basis for their respective hedge periods. The copper collar put options and purchased copper put options are settled monthly for 2006, and annually for 2007; all of the copper collar call options are settled annually. The above-mentioned copper collar price protection programs represent approximately 25 percent of our expected annual copper sales for 2006 and approximately 20 percent for 2007. The approximate 75 percent of sales in 2006 and 80 percent in 2007 not covered by the copper collar price protection programs participate fully in the higher LME and COMEX copper prices. Phelps Dodge entered into the programs as insurance to help ameliorate the effects of unanticipated copper price decreases.
A summary of the 2006 and 2007 programs for PDMC follows:

PDMC Zero-Premium Copper Collar and Copper Put Option Programs
	2006	2007
Copper Collars:
Pounds of zero-premium copper collars purchased (in millions)	564	486
Average LME put strike price (floor) per pound	$0.954	0.950
Annual average LME call strike price (ceiling) per pound	$1.632	2.002
Associated pre-tax gains (charges) for the 2006 first quarter: (A)
Intrinsic value component (in millions)	$(252)	(110)
Time value component (in millions)	$13	(41)
Copper Put Options:
Pounds of copper put options purchased (in millions)	564	730
Average LME put strike price per pound	$0.950	0.950
Premium cost per pound	$0.020	0.023
Associated pre-tax charges for the 2006 first quarter: (A)
Intrinsic value component (in millions)	$—	—
Time value component (in millions)	$—	(3)

(A)	The 2006 unrealized pre-tax charges resulted from the 2006 LME price average of $2.375 per pound exceeding the $1.632 per pound ceiling of our 2006 zero-premium copper collars. The cumulative pre-tax charges for our 2006 copper collars and copper put options, including amounts recognized in 2005, were approximately $414 million, reflecting intrinsic value charges and put option premiums. The 2007 unrealized pre-tax charges resulted from the 2007 LME price average of $2.251 per pound exceeding the $2.002 per pound ceiling of our 2007 zero-premium copper collars and a significant increase in the time value component of the options’ mark-to-market value as of March 31, 2006. The cumulative pre-tax charges for our 2007 copper collars and copper put options, including amounts recognized in 2005, were approximately $203 million, consisting of approximately $110 million for the intrinsic value component, approximately $75 million for the time value component, with the remainder for put option premiums.

Transactions under these copper price protection programs do not qualify for hedge accounting treatment under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and are adjusted to fair market value based on the forward curve price as of the last day of the respective reporting period, with the gain or loss recorded in revenues. The actual impact of our 2006 and 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at each respective year end, with final adjustments based on the average annual price. During the 2006 first quarter, approximately $187 million was paid to the respective counterparts for the PDMC and El Abra 2005 zero-premium copper collar programs.
4.	Provisionally Priced Copper Sales Outstanding
Certain of PDMC’s sales agreements provide for provisional pricing based on either COMEX or LME prices (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using anticipated pricing based on the commodity exchange forward rate. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. At March 31, 2006, approximately 225 million pounds of copper sales were provisionally priced at an average of $2.456 per pound with final quotational periods of April 2006 to August 2006. Candelaria accounted for approximately 66 percent of the outstanding provisionally priced sales at March 31, 2006.
Phelps Dodge has entered into copper swap contracts to protect certain provisionally priced sales exposures in a manner designed to allow it to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after month of arrival at the customer’s facility). At April 14, 2006, we had in place copper swap contracts for approximately 91 percent of Candelaria’s provisionally priced copper sales outstanding at March 31, 2006, at an average of $2.322 per pound. This program is expected to substantially alleviate the volatility provisionally priced copper sales could have on our revenues.
5.	Business Disposals
Columbian Chemicals Company
On November 15, 2005, Phelps Dodge entered into an agreement to sell Columbian Chemicals Company (Columbian) to a company owned jointly by One Equity Partners LLC, a private equity affiliate of JPMorgan Chase & Co., and South Korean-based DC Chemical Co., Ltd. The transaction was completed on March 16, 2006, resulting in estimated sales proceeds of approximately $595 million (including approximately $100 million of Columbian’s foreign-held cash and net of approximately $27 million in taxes and related expenses). As a result of the transaction, the operating results of Columbian have been reported as discontinued operations in the Consolidated Statement of Income for all periods presented.
The transaction resulted in net, special charges of $124.3 million ($71.4 million after-tax and net of minority interests), which were recorded in discontinued operations. Of this amount $94.8 million ($42.6 million after-tax and net of minority interests) was recognized in the 2005 fourth quarter, which consisted of a goodwill impairment charge of $89.0 million ($67.0 million after-tax and net of minority interests) to reduce the carrying value of Columbian to its estimated fair value less costs to sell, transaction and employee-related costs of $5.8 million ($5.0 million after-tax), and taxes of $7.6 million associated with the sale and dividends paid in 2005; partially offset by a deferred income tax benefit of $37.0 million. An additional $29.5 million ($28.8 million after-tax) was recognized in the 2006 first quarter, which consisted of a loss on disposal of $14.8 million ($14.1 million after-tax) and associated transaction and employee-related costs of $14.7 million (before and after taxes).

The following table details selected financial information which has been reported as discontinued operations for the three months ended March 31, 2006 and 2005:

(Dollars in millions)
	First Quarter
	2006	2005
Sales and other operating revenues	$179.8	180.0

Income from discontinued operations before loss on disposal	$17.0	14.4
Loss on disposal	(29.5)	—
Provision for taxes on income	(4.4)	(5.1)

Income (loss) from discontinued operations	$(16.9)	9.3

North American Magnet Wire Assets
On November 15, 2005, Phelps Dodge entered into an agreement to sell substantially all of its North American magnet wire assets, including certain copper inventory, to Rea Magnet Wire Company, Inc. (Rea). The transaction was completed on February 10, 2006, resulting in estimated sales proceeds of approximately $133 million (net of approximately $10 million in taxes and related expenses).
The transaction resulted in special, net charges of $17.7 million ($15.4 million after-tax). Of this amount, $13.2 million ($10.7 million after-tax) was recognized in the 2005 fourth quarter, which consisted of an asset impairment charge of $5.4 million ($4.8 million after-tax) to reduce the carrying value of the assets to their estimated fair value less costs to sell, and transaction and employee-related costs of $7.8 million ($5.9 million after-tax). An additional $4.5 million ($4.7 million after-tax) was recognized in the 2006 first quarter, which consisted of a gain on disposal of $0.2 million (loss of $1.1 million after-tax) and transaction and employee-related costs of $4.7 million ($3.6 million after-tax).
The North American magnet wire asset sale did not meet the criteria for classification as discontinued operations as the company will continue to supply Rea with copper rod.
High Performance Conductors of SC & GA, Inc.
On March 4, 2006, Phelps Dodge entered into an agreement to sell HPC to International Wire Group, Inc. (IWG). Under the agreement, IWG purchased the stock of HPC, as well as certain copper inventory. The agreement also includes a contingent payment of up to $3 million based on HPC’s 2006 results. The transaction was completed on March 31, 2006, resulting in estimated sales proceeds, exclusive of the contingent payment, of approximately $47 million (net of approximately $4 million in taxes and related expenses).
The transaction resulted in special charges of $4.2 million ($4.9 million after-tax), which were recognized in the 2006 first quarter and consisted of a loss on disposal of $1.5 million ($2.2 million after-tax) and transaction and employee-related costs of $2.7 million (before and after taxes).
The HPC sale did not meet the criteria for classification as discontinued operations as the company will continue to supply IWG with copper rod and certain copper alloys.

6.	Stock Split
On February 1, 2006, the company’s board of directors approved a two-for-one split of the company’s outstanding common stock in the form of a 100 percent stock dividend. Common shareholders of record at the close of business on February 17, 2006, received one additional share of common stock for every share they owned as of that date. The additional shares were distributed on March 10, 2006, and increased the number of shares outstanding to approximately 203.7 million from approximately 101.9 million. The par value of Phelps Dodge’s common stock remains at $6.25 per share. All references to shares of common stock and per share amounts for the 2005 first quarter have been retroactively adjusted to reflect the two-for-one stock split. The company’s common stock began trading at its post-split price at the beginning of trading on March 13, 2006.
7.	Adoption of New Accounting Standards
Effective January 1, 2006, the company adopted Emerging Issues Task Force (EITF) Issue No. 04-6, “Accounting for Stripping Costs Incurred During Production in the Mining Industry,” which specifies that stripping costs incurred during the production phase of a mine are considered variable production costs and included in the cost of inventory produced during the period that the stripping costs are incurred. Prior to adoption of this EITF, Phelps Dodge had historically charged stripping costs to maintain production at operating mines to operations as incurred. Additionally, stripping costs incurred at new mines or at operating mines outside existing pit limits that were expected to benefit future production were capitalized and amortized on the units-of-production method. This EITF requires capitalization of pre-stripping costs or mine development costs only to the extent that the production phase has not commenced, which is determined when salable minerals, excluding removal of de minimis material, are extracted from an ore body. Upon adoption, we recorded an increase to our work-in-process inventories of $46.0 million, a net decrease to our capitalized mine development of $19.3 million, a net increase to minority interests in consolidated subsidiaries of $1.3 million and a cumulative effect adjustment to increase beginning retained earnings by $19.8 million, net of deferred income taxes of $8.2 million.
Effective January 1, 2006, the company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R). SFAS No. 123-R requires all share-based payments to employees, including employee stock options, be measured at fair value and expensed over the requisite service period (generally the vesting period) for awards expected to vest. The company has elected to use the modified prospective method for adoption, which requires compensation expense to be recognized for all unvested stock options and restricted stock beginning in the first quarter of adoption. The adoption of this Statement did not have a material impact on our financial reporting.